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                                                                    EXHIBIT 2.11

                                 NON QUALIFIED
                             STOCK OPTION AGREEMENT


         This Non Qualified Stock Option Agreement (this "Agreement") is entered into on September 20, 1996, by THE COMPANY DOCTOR, a Delaware corporation, ("Grantor") and ROBERT G. DUCHOUQUETTE, M.D. ("Holder").

         On September 20, 1996, Holder and The Physician Group, P.A., a Texas professional association ("Angle P.A.") entered into that one certain Stock Purchase Agreement (the "Stock Purchase Agreement") whereby Angle P.A. acquired 1,000 shares of the issued and outstanding capital stock, par value $0.10 per share, of Robert G. Duchouquette, M.D. P.A. ("Duchouquette P.A."), which represented all of the issued and outstanding shares of stock of Duchouquette P.A. (the "Duchouquette P.A. Stock").

         Angle P.A. is a party to a Practice Management, Consulting, and Clinic Services Agreement (the "Practice Management Agreement") with Grantor, dated November 11, 1995.

         Angle P.A. and Grantor have entered into an amendment to the Practice Management Agreement pursuant to which, among other things, Grantor has granted to Angle P.A. the right to receive shares of Common Stock of Grantor and Grantor has agreed to issue options to purchase additional shares of its Common Stock to Holder, as an inducement to Holder to enter into the Stock Purchase Agreement with Angle P.A.

         In compliance with the provisions of Section 4(d) of the Stock Purchase Agreement, Angle P.A. also caused Grantor to sign and enter into that one certain Registration Rights Agreement (the "Registration Rights Agreement") and deliver it to Duchouquette as part of the consideration for the Duchouquette Stock acquired by Angle P.A.

         In consideration of the foregoing recitals and the mutual covenants and obligations of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.      GRANT OF OPTION.

                 (a) As an inducement to Holder to enter into the employment of Angle P.A., pursuant to a Physician Employment Agreement ("Physician Agreement") and a Regional Medical Director Employment Agreement ("Director Agreement"), both between Angle P.A. and Holder and both dated September 20, 1996, Grantor hereby grants to Holder contingent options (each of which is referred to as an "Option") to purchase shares of Common Stock, $0.01 par value ("Stock") of Grantor, subject to the terms and conditions of this agreement.





STOCK OPTION AGREEMENT
R.G. DUCHOUQUETTE, M.D.                                                        1
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                 (b)      Holder is hereby granted an option to purchase a
number of shares of stock equal to the Annual Option Amount (defined below).

                 (c) If Holder is then employed by Angle P.A. under either his Physician Agreement or his Director Agreement, Holder shall be granted an Option to purchase a number of shares of Stock equal to the Annual Option Amount (defined below) once per year, on the anniversary of the date of this Agreement (the "Option Date").

                 (d) As used herein, the "Option Shares" shall mean the shares referred to in subsections (b) and (c) of this section.

                 (e) Notwithstanding any other provision of this Agreement, if on any Option Date Holder is not employed by Angle P.A. under either his Physician Agreement or his Director Agreement, Holder shall not be granted, and shall not have, an option to purchase any shares relating to that Option Date or any subsequent Option Date and (except as to shares of Stock which Holder has previously become entitled to purchase by an Option granted while Holder was so employed on a prior Option Date) this Agreement shall terminate and be of no further effect.

                 (f) As used herein, the "Annual Option Amount" shall mean that number of shares of Stock which equals $100,000 divided by the average of the closing trading price on NASDAQ of a share of Stock for the five most recent trading days before the Option Date.

                 (g) If on any Option Date shares of Stock are not listed on NASDAQ, but are listed on another exchange, then the closing price on that exchange shall be utilized in determining the Annual Option Amount for that year.

                 (h) If on any Option Date shares of Stock are not listed on NASDAQ or any other exchange, then the Annual Option Amount shall equal $100,000 divided by the fair market value of a share of Stock on the business day immediately preceding the Option Date, as determined by the Board of Directors of Grantor in its discretion.

                 (i) The shares of stock which Holder has the right to purchase pursuant to the Options granted under subsection (b) and (c) of this section are herein referred to as the "Option Shares".

         2.      PURCHASE PRICE.

                 (a) The price per share payable by Holder to Grantor upon the exercise of an Option (the "Option Price") shall be the average of the closing trading price on NASDAQ of a share of Stock for the five most recent days before the date of the grant of the Option under Section 1(b) or (c).





STOCK OPTION AGREEMENT
R.G. DUCHOUQUETTE, M.D.                                                        2
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                 (b)      If on such determination date shares of Stock are not
listed on NASDAQ, but are listed on another exchange, then the closing price on that exchange shall be utilized in determining the Option Price.

                 (c) If on such determination date shares of Stock are not listed on NASDAQ or any other exchange, then the Option Price shall be the fair market value of a share of Stock on the business day immediately preceding the Option Date, as determined by the Board of Directors of Grantor in its discretion.

                 (d) The Option Price shall be payable in cash or by certified or cashier's check or in shares of Stock held by Holder..

         3.      EXERCISE.

                 (a) Holder may purchase any number of the "Option Shares" in multiples of 1,000 shares at any time during the Option Term (defined below) by delivering to Grantor (i) written notice of Holder's election to exercise the Option and of the number of Option Shares to be purchased pursuant thereto, (ii) payment of the Option Price for such Option Shares, and (iii) documentation in form reasonably satisfactory to Grantor to ensure compliance with any state or federal law then in effect, including (without limitation) an investment letter in the form of that attached hereto as Exhibit 1.

                 (b) Upon Holder's compliance with subsection (a) of this section, Grantor shall promptly deliver, or cause to be delivered by its transfer agent, to Holder certificates representing the Option Shares then purchased.

                 (c) Holder need not exercise his Option and purchase Option Shares earned on different Option Dates at the same time.

                 (d) As used herein, the "Option Term" as to any Option Shares shall mean the period beginning on the date of the grant of the Option under Sections 1(b) or (c) and ending on the sixth (6th) anniversary of such Option Date.

         4. RIGHTS AS STOCKHOLDER. Holder shall have no rights as a stockholder with respect to any Option Shares, until the delivery of a certificate or certificates to him representing such shares. Except as provided in Paragraph 5, no adjustments shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

         5. CAPITAL ADJUSTMENTS. The Option Shares shall be subject to such adjustments as are appropriate to reflect any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, liquidation, or the like, of Grantor.

         6. ASSIGNABILITY. Neither this Agreement nor any right created hereby shall be assignable by either party.





STOCK OPTION AGREEMENT
R.G. DUCHOUQUETTE, M.D.                                                        3
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         7.      HOLDER ACKNOWLEDGMENTS.  Holder acknowledges and agrees that no shares of Stock issued to him upon exercise of the Option granted hereby will be registered under state or federal securities laws. Holder further acknowledges and agrees that the Option granted hereby is not a qualified incentive stock option for federal income tax purposes.

         8.      MISCELLANEOUS.

                 (a) Notices. Any notices, consents, demands, requests, approvals, and other communications to be given under this Agreement by any party to the other shall be deemed to have been duly given if given in writing and personally delivered, sent by courier, sent by telegram, telex, or telecopy, or sent by mail, registered or certified, postage prepaid with return receipt requested, at the address specified beside each party's signature at the end of this Agreement. Notices delivered personally or by telegram, telex, or telecopy shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of 10:00 a.m. on the third business day after mailing. Any party may change its or his address for notice hereunder by giving notice of such change in the manner provided in this Section.

                 (b) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect thereto.

                 (c) Modification and Waiver. No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification shall be in writing and signed by all the parties hereto. No waiver of any term or condition of this Agreement shall be enforceable unless it shall be in writing signed by the party against which or whom it is sought to charged. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party.

                 (d) Governing Law. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Texas and shall be performable in Dallas County, Texas. Venue of any litigation arising hereunder shall be in a court of competent jurisdiction in Dallas County, Texas.

                 (e) Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.

                 (f) Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled.





STOCK OPTION AGREEMENT
R.G. DUCHOUQUETTE, M.D.                                                        4
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                 (g)      Assignment.  Neither party may assign this Agreement
without the prior written consent of the other party hereto, which consent may be withheld in its or his sole discretion.


                 (i) Binding Effect. This Agreement shall be binding upon the parties hereto, together with their respective personal representatives, heirs, successors, and permitted assigns.

         The parties hereto have duly executed this Agreement as of the date first above written.


                                   The Company Doctor



                                   By:   /s/ Ken Aiken
                                       ----------------------------------------
                                        Ken Aiken, Vice President
                                        5215 North O'Connor Blvd, Suite 1800
                                        Irving, Texas 75039
                                        (972) 401-8300




                                   /s/ Robert G. Duchouquette, M.D.
                                   ---------------------------------------------
                                        Robert G. Duchouquette, M.D.
                                        4435 Laren Lane
                                        Dallas, Texas 75244
                                        (972) 239-8766





STOCK OPTION AGREEMENT
R.G. DUCHOUQUETTE, M.D.                                                        5